Exhibit 10.13

Cygne Designs, Inc.

July 31, 2005

Roy Green

975 Park Avenue

New York, New York 10028

Dear Roy:

As you know, Cygne Designs, Inc. (“Cygne” or the “Company”) is proposing to enter into an agreement (the “Asset Purchase Agreement”) relating to the purchase of certain of the assets of Commerce Clothing Company LLC.

This letter is to inform you that, immediately prior to the closing (the “Closing”) of the transactions contemplated by the Asset Purchase Agreement, your Employment Agreement with Cygne made as of May 1, 1993 (the “Employment Agreement”) will be terminated; provided that, Sections 4, 9, 10, 11 and 12 of the Employment Agreement shall survive the date of the Closing. Upon termination of the Employment Agreement, you will become an at-will employee of the Company. While an at-will employee of the Company, you will be paid a base salary of $245,000 per annum and serve as Senior Vice President – Chief Financial Officer and Secretary of the Company or in such other capacities determined by the Company from time to time.

By signing below, you agree to accept at the Closing and in lieu of all amounts which may be due and owing to you under your Employment Agreement, including any amounts which may be due under Section 7(g), (h), (i) or (j), a cash payment of $339,223 (the “Special Bonus”). The Special Bonus shall only be payable if you remain employed by Cygne and perform your customary functions as Senior Vice President – Chief Financial Officer, Treasurer and Secretary, assist in the consummation of the transactions contemplated by the Asset Purchase Agreement, until the Closing, and comply with the provisions of Section 9 of the Employment Agreement.

As of the Closing and the payment of the Special Bonus, you shall be subject to the terms of Section 9 of the Employment Agreement during your employment and for the one year period thereafter.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against the Company, any affiliated entities and any of its or their officers, directors, employees, or agents, arising up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the New York Executive Law, the Administrative Code of the City of New York, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee

Roy Green

July 29, 2005

Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company. You do not, however, waive or release any claims which arise after the date that you execute this agreement.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement. By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily. You may revoke your assent to this agreement within seven days of its execution by you (the Revocation Period), and the agreement will not become effective or enforceable until the Revocation Period has expired.

Please confirm that the foregoing is in accordance with your understanding and agreement by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

CYGNE DESIGNS, INC.

By:	/s/ Bernard Manuel
Bernard Manuel
President

ACCEPTED AND AGREED

/s/ Roy Green
Roy Green